Filed pursuant to Rule 424(b)(2)
                                         Registration Statement Nos. 333-116300,
                                                 333-116300-01 and 333-116300-02


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 19, 2004)

[FPL LOGO]

                          FLORIDA POWER & LIGHT COMPANY
                              FIRST MORTGAGE BONDS,
                 $400,000,000  5.65% SERIES DUE FEBRUARY 1, 2037
                              ---------------------

     Florida Power & Light Company will pay interest on the securities on February 1 and August 1 of each year, beginning August 1, 2006. Florida Power & Light Company may redeem some or all of the securities at any time before their maturity date at the redemption price discussed under "Certain Terms of the Offered Bonds--Redemption" beginning on page S-7 of this prospectus supplement.

     Florida Power & Light Company does not plan to list the securities on any securities exchange. The securities are secured by the lien of Florida Power & Light Company's mortgage and rank equally with all of Florida Power & Light Company's first mortgage bonds. The lien of the mortgage is discussed under "Description of the Bonds--Security" on page 8 of the accompanying prospectus.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES.

     Florida Power & Light Company's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------


                                                PER FIRST MORTGAGE
                                                       BOND            TOTAL
                                                ------------------  ------------
Price to Public.................................      99.288%       $397,152,000
Underwriting Discount...........................       0.875%       $  3,500,000
Proceeds to Florida Power & Light Company
  (before expenses).............................      98.413%       $393,652,000

     In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued, if any, on these securities from the date that these securities are originally issued to the date that they are delivered to that purchaser.
                              ---------------------

     These securities are expected to be delivered to the underwriters in book-entry only form through The Depository Trust Company, on or about January 18, 2006.
                              ---------------------

                           Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                   LEHMAN BROTHERS

                                   Co-Managers

Calyon Securities (USA)       LaSalle Capital Markets     Lazard Capital Markets
                    RBS Greenwich Capital          Scotia Capital

BBVA Securities Inc.          Fortis Securities LLC                         HSBC
                    HVB Capital Markets, Inc.      SunTrust Robinson Humphrey

          The date of this prospectus supplement is January 11, 2006.

THE ACCOMPANYING PROSPECTUS IS PART OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND IN ANY WRITTEN COMMUNICATION FROM US OR THE UNDERWRITERS SPECIFYING THE FINAL TERMS OF THE OFFERING. NEITHER FLORIDA POWER & LIGHT COMPANY ("FPL") NOR THE UNDERWRITERS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. NEITHER FPL NOR THE UNDERWRITERS IS MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.


                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

Risk Factors................................................................ S-3
Recent Developments......................................................... S-5
Use of Proceeds............................................................. S-5
Ratio of Earnings to Fixed Charges.......................................... S-6
Capitalization of FPL....................................................... S-6
Certain Terms of the Offered Bonds.......................................... S-6
Underwriting................................................................S-10
Experts.....................................................................S-12
Legal Opinions..............................................................S-12

                                   PROSPECTUS

About this Prospectus..........................................................2
Risk Factors...................................................................2
FPL............................................................................4
Florida Power & Light Company Trust I and
  Florida Power & Light Company Trust II.......................................4
Use of Proceeds................................................................5
Ratio of Earnings to Fixed Charges and Ratio of
  Earnings to Fixed Charges Plus Preferred Dividends...........................5
Where You Can Find More Information............................................6
Incorporation by Reference.....................................................6
Cautionary Statements..........................................................6
Description of the Bonds.......................................................7
Description of Preferred Stock................................................12
Description of Preferred Trust Securities.....................................15
Description of the Preferred Trust Securities Guarantee.......................23
Description of the Junior Subordinated Debentures.............................26
Information Concerning the Trustees...........................................38
Plan of Distribution..........................................................39
Experts.......................................................................40
Legal Opinions................................................................40

                                  RISK FACTORS

     The information in this section replaces the information in the "Risk Factors" section beginning on page 2 of the accompanying prospectus.

     Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus in order to evaluate an investment in the securities.

FPL IS SUBJECT TO COMPLEX LAWS AND REGULATIONS AND TO CHANGES IN LAWS AND REGULATIONS AS WELL AS GOVERNMENTAL POLICIES AND REGULATORY ACTIONS, INCLUDING INITIATIVES REGARDING RESTRUCTURING OF THE ENERGY INDUSTRY. FPL HOLDS FRANCHISE AGREEMENTS WITH LOCAL MUNICIPALITIES AND COUNTIES, AND MUST RENEGOTIATE EXPIRING AGREEMENTS. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON THE BUSINESS AND RESULTS OF OPERATIONS OF FPL.

     FPL is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Atomic Energy Act of 1954, the Energy Policy Act of 2005 and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred. The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

     FPL is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

     FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

     FPL's results of operations could be affected by its ability to renegotiate franchise agreements with municipalities and counties in Florida.

THE OPERATION OF POWER GENERATION FACILITIES, INCLUDING NUCLEAR FACILITIES, INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL.

     The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL's plants, or at the plants of other nuclear operators.

THE CONSTRUCTION OF, AND CAPITAL IMPROVEMENTS TO, POWER GENERATION FACILITIES INVOLVE SUBSTANTIAL RISKS. SHOULD CONSTRUCTION OR CAPITAL IMPROVEMENT EFFORTS BE UNSUCCESSFUL, THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL COULD BE NEGATIVELY AFFECTED.

     FPL's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of its investment in the project or improvement.

THE USE OF DERIVATIVE CONTRACTS BY FPL IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT THE RESULTS OF OPERATIONS OF FPL.

     FPL uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks. FPL could recognize financial losses if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

BECAUSE FPL AND FPL GROUP, INC. RELY ON ACCESS TO CAPITAL MARKETS, THE INABILITY TO ACCESS CAPITAL MARKETS ON FAVORABLE TERMS MAY LIMIT THE ABILITY OF FPL TO GROW ITS BUSINESS AND WOULD LIKELY INCREASE INTEREST COSTS.

     FPL as well as FPL Group, Inc., which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL and FPL Group to maintain their current credit ratings could affect FPL's ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL's ability to grow its business and would likely increase interest costs.

CUSTOMER GROWTH IN FPL'S SERVICE AREA AFFECTS ITS RESULTS OF OPERATIONS.

     FPL's results of operations are affected by the growth in customer accounts in its service area. Customer growth can be affected by population growth as well as economic factors in Florida, including job and income growth, housing starts and new home prices. Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

WEATHER AFFECTS FPL'S RESULTS OF OPERATIONS.

     FPL's results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and property damage, may affect fuel supply and could require additional costs to be incurred. Recovery of these costs is subject to Florida Public Service Commission approval.

FPL IS SUBJECT TO COSTS AND OTHER EFFECTS OF LEGAL PROCEEDINGS AS WELL AS CHANGES IN OR ADDITIONS TO APPLICABLE TAX LAWS, RATES OR POLICIES, RATES OF INFLATION, ACCOUNTING STANDARDS, SECURITIES LAWS OR CORPORATE GOVERNANCE REQUIREMENTS.

     FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

THREATS OF TERRORISM AND CATASTROPHIC EVENTS THAT COULD RESULT FROM TERRORISM MAY IMPACT THE OPERATIONS OF FPL IN UNPREDICTABLE WAYS.

     FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the United States economy, delay in economic recovery in the United States, and the increased cost and adequacy of security and insurance.

FPL'S ABILITY TO OBTAIN INSURANCE AND THE TERMS OF ANY AVAILABLE INSURANCE COVERAGE COULD BE AFFECTED BY NATIONAL, STATE OR LOCAL EVENTS AND
COMPANY-SPECIFIC EVENTS.

     FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT THE BUSINESS AND FINANCIAL CONDITION OF FPL.

     FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees and work stoppage that could affect the business and financial condition of FPL.


                               RECENT DEVELOPMENTS

     On December 18, 2005, FPL Group, which owns all of the common stock of FPL, entered into an Agreement and Plan of Merger with Constellation Energy Group, Inc. and its wholly owned subsidiary. Following the merger FPL would be an indirect subsidiary of Constellation Energy. Consummation of the merger is subject to customary closing conditions, including FPL Group and Constellation Energy shareholder approvals, the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approvals by public service or utility commissions of specified states and approvals from the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. On December 21, 2005, FPL Group and FPL filed with the Securities and Exchange Commission a Current Report on Form 8-K that provides additional information on the Agreement and Plan of Merger, as well as other matters, and included a copy of that agreement as an exhibit.


                                 USE OF PROCEEDS

     The information in this section adds to the information in the "Use of Proceeds" section on page 5 of the accompanying prospectus. Please read these two sections together.

     FPL will add the net proceeds from the sale of the First Mortgage Bonds, 5.65% Series due February 1, 2037 ("Offered Bonds"), which are expected to be approximately $392 million (after deducting the underwriting discount and other offering expenses) to its general funds. FPL expects to use its general funds to repay FPL's short-term borrowings and for other corporate purposes. As of December 31, 2005, FPL's short-term indebtedness consisted of $1.16 billion of commercial paper outstanding, which had maturities of up to 27 days and which had annual interest rates ranging from 4.25% to 4.43%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately required for these purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The information in this section adds to the information in the "Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges Plus Preferred Dividends" section on page 5 of the accompanying prospectus. Please read these two sections together. For the fiscal year ended December 31, 2004 and for the nine months ended September 30, 2005, FPL's ratio of earnings to fixed charges were 6.74 and 6.58, respectively.


                              CAPITALIZATION OF FPL

     The following table shows FPL's capitalization as of September 30, 2005, and as adjusted. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

                                                                                      ADJUSTED(A)
                                                  SEPTEMBER 30,           ------------------------------------
                                                      2005                   AMOUNT                 PERCENT
                                                  -------------           -------------          -------------
                                                               (UNAUDITED)
                                                              (IN MILLIONS)
Common Shareholder's Equity...................        $6,613                  $6,613                 64.3%
Long-term Debt (excluding current
  maturities).................................        $3,271                  $3,671                 35.7%
                                                  -------------           -------------          -------------
     Total Capitalization.....................        $9,884                 $10,284                100.0%
                                                  =============           =============          =============

--------------------

(a) To give effect to the issuance of the Offered Bonds offered by this prospectus supplement. Adjusted amounts do not reflect the deduction of any underwriting discounts or other offering expenses in connection with the issuance of the Offered Bonds. Adjusted amounts also do not reflect any possible issuance and sale from time to time after the date of this prospectus supplement by FPL of additional securities.


                       CERTAIN TERMS OF THE OFFERED BONDS

     The information in this section adds to the information in the "Description of the Bonds" section beginning on page 7 of the accompanying prospectus. Please read these two sections together.

     GENERAL. FPL will issue $400,000,000 aggregate principal amount of the Offered Bonds as a new series of First Mortgage Bonds under the Mortgage (as defined in the accompanying prospectus). The One Hundred Ninth Supplemental Indenture, dated as of January 1, 2006, supplements the Mortgage and establishes the specific terms of the Offered Bonds.

     INTEREST AND PAYMENT. FPL will pay interest semi-annually on the Offered Bonds at 5.65% per year. The Offered Bonds will mature on February 1, 2037. FPL will pay interest on the Offered Bonds on February 1 and August 1 of each year (each an "Interest Payment Date"). The first Interest Payment Date will be August 1, 2006. The record date for interest payable on any Interest Payment Date on the Offered Bonds shall be the close of business (1) on the business day immediately preceding such Interest Payment Date so long as the Offered Bonds remain in book-entry only form, or (2) on the 15th calendar day immediately preceding each Interest Payment Date if the Offered Bonds do not remain in book-entry only form. See "--Book-Entry Only Issuance--The Depository Trust Company."

     Interest on the Offered Bonds will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Offered Bond will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Offered Bond to but excluding the next succeeding Interest Payment Date. No interest will accrue on an Offered Bond for the day that the Offered Bond matures. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

     FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Offered Bonds at the rate of 6% per year.

     ISSUANCE OF ADDITIONAL BONDS. As of September 30, 2005, FPL could have issued under the Mortgage in excess of $5.5 billion of additional First Mortgage Bonds based on unfunded Property Additions (as defined in the accompanying prospectus) and in excess of $5.7 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

     DIVIDEND RESTRICTIONS. As of September 30, 2005, no retained earnings were restricted by provisions of the Mortgage described in the accompanying prospectus which restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock.

     REDEMPTION. FPL may redeem any of the Offered Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Offered Bonds at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL will give notice of its intent to redeem Offered Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Offered Bonds, it will pay a redemption price ("Redemption Price") equal to the sum of:

     (1)  100% of the principal amount of the Offered Bonds being redeemed plus

     (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus

     (3)  any applicable "make-whole premium."

The Redemption Price for the Offered Bonds will never be less than 100% of the principal amount of those Offered Bonds plus accrued and unpaid interest on those Offered Bonds to the Redemption Date.

     The amount of the make-whole premium with respect to any Offered Bonds to be redeemed will be equal to the excess, if any, of:

     (1) the sum of the present values, calculated as of the Redemption Date, of:

          (a) each interest payment that, but for such redemption, would have been payable on the Offered Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

          (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Offered Bonds being redeemed; over

     (2)  the principal amount of the Offered Bonds being redeemed.

     The present values of interest and principal payments referred to in clause
(1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points.

     FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Banc of America Securities LLC or Lehman Brothers Inc. will make such calculation if (1) FPL fails to make such appointment at least 30 days prior to the Redemption Date, or
(2) the institution so appointed is unwilling or unable to make such calculation. If Banc of America Securities LLC or Lehman Brothers Inc. is to make such calculation but is unwilling or unable to do so, then the Trustee (as defined in the accompanying prospectus) will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this prospectus supplement as an "Independent Investment Banker."

     For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Offered Bonds to be redeemed, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

     The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

     The Mortgage provides that if FPL at any time elects to redeem only a part of the Offered Bonds, the Trustee will select the particular Offered Bonds to be redeemed by proration among registered holders of the Offered Bonds or, in some cases, by such other method that it deems proper as provided in the Mortgage. However, if the Offered Bonds are solely registered in the name of Cede & Co. and traded through DTC, then DTC will select the Offered Bonds to be redeemed in accordance with its practices as described below in "--Book-Entry Only Issuance--The Depository Trust Company."

     If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

     Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.

     BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY. The Offered Bonds will trade through DTC. The Offered Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of participants of DTC, members of other clearing corporations and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.

     Purchases of the Offered Bonds within the DTC system must be made through participants, which will receive a credit for the Offered Bonds on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Offered Bonds. Transfers of ownership in the Offered Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Offered Bonds, except if use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Offered Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Bonds. DTC's records reflect only the identity of the participants to whose accounts such Offered Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Offered Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Offered Bonds, such as redemptions, tenders, defaults and proposed amendments to the Offered Bonds. Beneficial owners of the Offered Bonds may wish to ascertain that the nominee holding the Offered Bonds has agreed to obtain and transmit notices to the beneficial owners.

     Redemption notices will be sent to Cede & Co., as registered holder of the Offered Bonds. If less than all of the Offered Bonds are being redeemed, DTC's practice is to determine by lot the amount of Offered Bonds of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds, unless authorized by a participant in accordance with DTC's procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Offered Bonds are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Offered Bonds.

     Payments of redemption proceeds, principal of, and interest on the Offered Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC's practice is to credit participants' accounts upon DTC's receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, Deutsche Bank Trust Company Americas (the Trustee under the Mortgage) or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Offered Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.

     DTC may discontinue providing its services as securities depositary with respect to the Offered Bonds at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Offered Bonds will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Offered Bonds. In that event, certificates for the Offered Bonds will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that FPL believes to be reliable. Neither FPL nor any underwriter takes responsibility for the accuracy of this information.


                                  UNDERWRITING

     FPL is selling the Offered Bonds to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement between FPL and the underwriters named below, for whom Banc of America Securities LLC and Lehman Brothers Inc. are acting as representatives. Subject to certain conditions, FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite that underwriter's name in the table below:

                                                           PRINCIPAL AMOUNT
       UNDERWRITER                                         OF OFFERED BONDS
       -----------                                         ----------------

       Banc of America Securities LLC .................      $140,000,000
       Lehman Brothers Inc. ...........................       140,000,000
       Calyon Securities (USA) Inc. ...................        16,000,000
       Greenwich Capital Markets, Inc. ................        16,000,000
       LaSalle Financial Services, Inc. ...............        16,000,000
       Lazard Capital Markets LLC .....................        16,000,000
       Scotia Capital (USA) Inc. ......................        16,000,000
       BBVA Securities Inc. ...........................         8,000,000
       Fortis Securities LLC ..........................         8,000,000
       HSBC Securities (USA) Inc. .....................         8,000,000
       HVB Capital Markets, Inc. ......................         8,000,000
       SunTrust Capital Markets, Inc. .................         8,000,000
                                                             ------------
            Total  ....................................      $400,000,000
                                                             ============

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Offered Bonds if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Bonds to the public when and if the underwriters buy the Offered Bonds from FPL.

     FPL will compensate the underwriters by selling the Offered Bonds to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below. The underwriters will sell the Offered Bonds to the public at the price to the public set forth on the cover page of this prospectus supplement and may sell the Offered Bonds to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below. The underwriters and such dealers may sell the Offered Bonds to certain other dealers at a price that is less than the price to the public by no more than the amounts of the "Initial Dealers' Concession" and the "Reallowed Dealers' Concession" set forth in the table below.

                                                    (EXPRESSED AS A PERCENTAGE
                                                       OF PRINCIPAL AMOUNT)
                                                       --------------------
        Underwriting Discount ..................              0.875%
        Initial Dealers' Concession ............              0.500%
        Reallowed Dealers' Concession ..........              0.250%

     An underwriter may reject offers for the Offered Bonds. After the initial public offering of the Offered Bonds, the underwriters may change the offering price and other selling terms of the Offered Bonds.

     There is currently no established trading market for the Offered Bonds. The underwriters have advised FPL that they intend to make a trading market in the Offered Bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. FPL cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Offered Bonds.

     In connection with the offering, Banc of America Securities LLC and Lehman Brothers Inc. on behalf of the underwriters may purchase and sell the Offered Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Offered Bonds in excess of the principal amount of Offered Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Offered Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Offered Bonds made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers' concession from a syndicate member when Banc of America Securities LLC or Lehman Brothers Inc., in covering syndicate short positions or making stabilizing purchases, repurchases the Offered Bonds originally sold by that syndicate member.

     Any of these activities may cause the price of the Offered Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     Certain of the underwriters will make the Offered Bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between those underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from those underwriters based on transactions those underwriters conduct through the system. Those underwriters will make the Offered Bonds available to their customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     FPL estimates that its expenses in connection with the sale of the Offered Bonds, other than underwriting discounts, will be $1.7 million. This estimate includes expenses relating to Florida taxes, printing, rating agency fees, trustee's fees and legal fees, among other expenses.

     FPL has agreed to indemnify the underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

     Lazard Capital Markets LLC ("Lazard") has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. ("MUS (USA)") pursuant to which MUS (USA) provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for this provision of such services by MUS (USA) to Lazard, Lazard will pay to MUS (USA) a mutually agreed upon fee.

     Certain of the underwriters or their affiliates may engage from time to time in various general financing and commercial banking transactions with FPL and its affiliates. Affiliates of certain of the underwriters are lenders to FPL and/or affiliates of FPL under various short-term and multi-year credit agreements.


                                     EXPERTS

     The information in this section replaces the information in the "Experts" section on page 40 of the accompanying prospectus.

     The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in the accompanying prospectus by reference from FPL's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated in the accompanying prospectus by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to FPL's changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL OPINIONS

     The information in this section replaces the information in the "Legal Opinions" section on page 40 of the accompanying prospectus.

     Squire, Sanders & Dempsey L.L.P., Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Offered Bonds for FPL. Hunton & Williams LLP, New York, New York, will pass upon the legality of the Offered Bonds for the underwriters. Thelen Reid & Priest LLP and Hunton & Williams LLP may rely as to all matters of Florida law upon the opinion of Squire, Sanders & Dempsey L.L.P., and Squire, Sanders & Dempsey L.L.P. may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

PROSPECTUS


                                 $1,000,000,000

                          FLORIDA POWER & LIGHT COMPANY

                              FIRST MORTGAGE BONDS
                                 PREFERRED STOCK
                         JUNIOR SUBORDINATED DEBENTURES
                      -------------------------------------

                      FLORIDA POWER & LIGHT COMPANY TRUST I
                     FLORIDA POWER & LIGHT COMPANY TRUST II

                           PREFERRED TRUST SECURITIES

                  GUARANTEED AS DESCRIBED IN THIS PROSPECTUS BY

                          FLORIDA POWER & LIGHT COMPANY

                      -------------------------------------

         Each of Florida Power & Light Company, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II may offer from time to time up to $1,000,000,000 of securities provided that the aggregate amount of securities offered by all such issuers may not exceed $1,000,000,000.

         Florida Power & Light Company, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

         Florida Power & Light Company, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section beginning on page 39 of this prospectus also provides more information on this topic.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT IN THESE SECURITIES.

         Florida Power & Light Company's, Florida Power & Light Company Trust I's and Florida Power & Light Company Trust II's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number
(561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.
                      -------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 August 19, 2004

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that Florida Power & Light Company ("FPL"), Florida Power & Light Company Trust I and Florida Power & Light Company Trust II have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Florida Power & Light Company Trust I and Florida Power & Light Company Trust II are each referred to in this prospectus as the "Trust."

         Under this shelf registration process, FPL may offer from time to time, in one or more offerings, up to a total of $1,000,000,000 of first mortgage bonds, junior subordinated debentures and preferred stock and the Trust may offer from time to time, in one or more offerings, up to a total of $1,000,000,000 of preferred trust securities, provided that the aggregate amount of all such securities or combinations of such securities offered by FPL and the Trust under the registration statement may not exceed $1,000,000,000.

         This prospectus provides you with a general description of the securities that FPL and/or the Trust may offer. Each time FPL and/or the Trust sells securities, FPL and/or the Trust will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

         For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                                  RISK FACTORS

         Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus or in a prospectus supplement in order to evaluate an investment in the securities.

FPL IS SUBJECT TO COMPLEX LAWS AND REGULATIONS AND TO CHANGES IN LAWS AND REGULATIONS, INCLUDING INITIATIVES REGARDING RESTRUCTURING OF THE ENERGY INDUSTRY. FPL HOLDS FRANCHISE AGREEMENTS WITH LOCAL MUNICIPALITIES AND COUNTIES, AND MUST RENEGOTIATE EXPIRING AGREEMENTS. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON THE BUSINESS AND RESULTS OF OPERATIONS OF FPL.

         FPL is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred. The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

         FPL is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

         FPL operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL will need to adapt to these changes and may face increasing competitive pressure.

         FPL's results of operations could be affected by its ability to renegotiate franchise agreements with municipalities and counties in Florida.

THE OPERATION OF POWER GENERATION FACILITIES, INCLUDING NUCLEAR FACILITIES, INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL.

         The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL's nuclear units face certain risks that are unique to the nuclear industry including the ability to dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL's plants or at the plants of other nuclear operators.

THE CONSTRUCTION OF, AND CAPITAL IMPROVEMENTS TO, POWER GENERATION FACILITIES INVOLVE SUBSTANTIAL RISKS. SHOULD CONSTRUCTION OR CAPITAL IMPROVEMENT EFFORTS BE UNSUCCESSFUL, THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF FPL COULD BE NEGATIVELY AFFECTED.

         FPL's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL could be subject to additional costs, termination payments under committed contracts and/or the write-off of its investment in the project or improvement.

THE USE OF DERIVATIVE CONTRACTS BY FPL IN THE NORMAL COURSE OF BUSINESS COULD RESULT IN FINANCIAL LOSSES THAT NEGATIVELY IMPACT THE RESULTS OF OPERATIONS OF FPL.

         FPL uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks. FPL could recognize financial losses if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

BECAUSE FPL AND FPL GROUP RELY ON ACCESS TO CAPITAL MARKETS, THE INABILITY TO ACCESS CAPITAL MARKETS ON FAVORABLE TERMS MAY LIMIT THE ABILITY OF FPL TO GROW ITS BUSINESS AND WOULD LIKELY INCREASE INTEREST COSTS.

         FPL as well as FPL Group, Inc., which owns all of the common stock of FPL, rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL and FPL Group to maintain their current credit ratings could affect FPL's ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL's ability to grow its business and would likely increase its interest costs.

WEATHER CONDITIONS CAN AFFECT FPL'S RESULTS OF OPERATIONS.

         FPL's results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

FPL IS SUBJECT TO COSTS AND OTHER EFFECTS OF LEGAL PROCEEDINGS, CHANGES IN TAX AND INFLATION RATES, AND CHANGES IN OR ADDITIONS TO APPLICABLE TAX POLICIES, RATES OF INFLATION, ACCOUNTING STANDARDS, SECURITIES LAWS AND CORPORATE GOVERNANCE REQUIREMENTS.

         FPL is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

THREATS OF TERRORISM AND CATASTROPHIC EVENTS THAT COULD RESULT FROM TERRORISM MAY IMPACT THE OPERATIONS OF FPL IN UNPREDICTABLE WAYS.

         FPL is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

THE ABILITY OF FPL TO OBTAIN INSURANCE AND THE TERMS OF ANY AVAILABLE INSURANCE COVERAGE COULD BE AFFECTED BY NATIONAL AND COMPANY-SPECIFIC EVENTS.

         FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

FPL IS SUBJECT TO EMPLOYEE WORKFORCE FACTORS THAT COULD AFFECT THE BUSINESS AND FINANCIAL CONDITION OF FPL.

         FPL is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage that could affect the business and financial condition of FPL.

                                       FPL

         FPL was incorporated under the laws of Florida in 1925 and is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL supplies electric service throughout most of the east and lower west coasts of the State of Florida, serving a population of more than 8 million. During 2003, FPL served approximately 4.1 million customer accounts. FPL Group, Inc. owns all of FPL's common stock. FPL Group is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935. FPL Group is exempt from substantially all of the provisions of the Public Utility Holding Company Act of 1935.

                    FLORIDA POWER & LIGHT COMPANY TRUST I AND
                     FLORIDA POWER & LIGHT COMPANY TRUST II

         Florida Power & Light Company Trust I and Florida Power & Light Company Trust II are Delaware statutory trusts created pursuant to separate trust agreements among FPL as depositor of the Trust, The Bank of New York as the Property Trustee, The Bank of New York (Delaware) as the Delaware Trustee and one or more Administrative Trustees appointed by FPL. The trust agreements will be amended and restated substantially in the form filed as an exhibit to the registration statement. Each trust agreement, as so amended and restated, is referred to in this prospectus as the "Trust Agreement." The Trust exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of FPL as trust assets. All of the common trust securities will be owned by FPL. The common trust securities will represent at least 3% of the total capital of the Trust. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. The Trust has a term of approximately 50 years, but may dissolve earlier as provided in the Trust Agreement.

         The Trust's business and affairs will be conducted by its Administrative Trustees. The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Trust is 700 Universe Boulevard, Juno Beach, Florida 33408, and the telephone number is (561) 694-4000.

                                 USE OF PROCEEDS

         Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of its securities to its general funds. FPL uses its general funds for corporate purposes, including to repay, redeem or purchase outstanding debt and preferred stock, to repay short-term borrowings and to finance the acquisition or construction of additional electric facilities and capital improvements to and maintenance of existing facilities. FPL will temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

         The Trust will use the proceeds from the sale of preferred trust securities and common trust securities to invest in junior subordinated debentures issued by FPL. FPL will add the net proceeds from the sale of such junior subordinated debentures to its general funds, which will be used as described above.

                       RATIO OF EARNINGS TO FIXED CHARGES
         AND RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS

         The following table shows FPL's ratio of earnings to fixed charges for each of its last five fiscal years:

                        Years Ended December 31,
                ------------------------------------------
                2003       2002     2001     2000     1999
                ----       ----     ----     ----     ----
                7.23       7.47     6.44     6.02     6.26

         The following table shows FPL's ratio of earnings to combined fixed charges and preferred stock dividends for each of its last five fiscal years:

                        Years Ended December 31,
                ------------------------------------------
                2003       2002     2001     2000     1999
                ----       ----     ----     ----     ----
                6.52       6.61     5.77     5.37     5.53


         FPL's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2004 were 5.76 and 5.65, respectively.

                       WHERE YOU CAN FIND MORE INFORMATION

         FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an Internet site (http://www.fpl.com).

         No separate financial statements of the Trust are included in this prospectus. FPL and the Trust do not consider those financial statements to be material to holders of the preferred trust securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of FPL and issuing its preferred trust securities and common trust securities. FPL and the Trust do not expect the Trust to file periodic reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934.

                           INCORPORATION BY REFERENCE

         The SEC allows FPL and the Trust to "incorporate by reference" the information that FPL files with the SEC, which means that FPL and the Trust may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL files in the future with the SEC will automatically update and supersede this information. FPL and the Trust are incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until FPL and/or the Trust sell all of these securities:

    (1)  FPL's Annual Report on Form 10-K for the year ended December 31, 2003;

    (2) FPL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

    (3) FPL's Current Reports on Form 8-K filed with the SEC on March 1, 2004 and August 16, 2004.

         You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York, 10022, (212) 603-2000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

                              CAUTIONARY STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL and the Trust are hereby filing cautionary statements identifying important factors that could cause FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL and the Trust in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "believe," "could," "estimated," "may," "plan," "potential," "projection," "target," "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in "Risk Factors" herein and in the reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL or the Trust.

         Any forward-looking statement speaks only as of the date on which that statement is made, and neither FPL nor the Trust undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

         The issues and associated risks and uncertainties discussed in "Risk Factors" herein and in the reports that are incorporated by reference herein are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL's business in the future.

                            DESCRIPTION OF THE BONDS

         GENERAL. FPL will issue these first mortgage bonds, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, which has been amended and supplemented in the past, may be supplemented prior to the issuance of these first mortgage bonds, and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the "Mortgage." These first mortgage bonds are referred to in this prospectus as the "Bonds." All first mortgage bonds issued or to be issued under the Mortgage, including the Bonds, are referred to herein as "First Mortgage Bonds."

         This section briefly summarizes some of the terms of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture establishing the Bonds for a complete understanding of all the provisions. The Mortgage and the form of supplemental indenture have been previously filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

         Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in the prospectus supplement relating to those Bonds:

    (1)  the designation and series of those Bonds,

    (2)  the aggregate principal amount of those Bonds,

    (3)  the offering price of those Bonds,

    (4)  the date(s) on which those Bonds will mature,

    (5) the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

    (6)  the dates on which FPL will pay the interest on those Bonds,

    (7) the denominations in which FPL may issue those Bonds, if other than denominations of $1,000 or multiples of $1,000,

    (8) the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

    (9) the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

    (10) the terms pursuant to which FPL may redeem any of those Bonds,

    (11) whether all or a portion of those Bonds will be in global form, and

    (12) any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

         FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement. FPL may issue all or some of the Bonds in "book-entry" form, which means that they will be represented by global notes, instead of certificates. If FPL issues global notes representing any Bonds, then a depository selected by FPL will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests and the depository, or its custodian, will hold those global notes. Any additional requirements as to the form and method of exchange of Bonds will be described in a prospectus supplement.

         SPECIAL PROVISIONS FOR RETIREMENT OF BONDS. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.

         SECURITY. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.

         The lien of the Mortgage is or may be subject to the following:

    (1) leases of minor portions of FPL's property to others for uses that do not interfere with FPL's business,

    (2) leases of certain property that is not used in FPL's electric business,

    (3) Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

    (4) vendors' liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

         The Mortgage does not create a lien on the following "excepted property":

    (1)  cash and securities,

    (2) certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

    (3)  automobiles and other vehicles,

    (4)  receivables, contracts, leases and operating agreements,

    (5) materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

    (6)  timber, minerals, mineral rights and royalties.

         The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than "excepted property." However, if FPL consolidates or merges with, or sells substantially all of its assets to, another corporation, the lien created by the Mortgage will generally not cover the property of the successor company, other than the property that it acquires from FPL and improvements, replacements and additions to that property.

         The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.

         ISSUANCE OF ADDITIONAL BONDS. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:

    (1) 60% of unfunded Property Additions after adjustments to offset retirements,

    (2) the amount of retired First Mortgage Bonds or Qualified Lien Bonds, and

    (3)  the amount of cash that FPL deposits with the Trustee.

         Property Additions generally include the following:

    (1) plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

    (2) nuclear fuel that has been expressly subjected to the lien of the Mortgage,

    (3) railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

    (4) other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

         FPL may use any property of the type described in (1) through (4) above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.

         In most cases, FPL may not issue Bonds unless it meets the "net earnings" test set forth in the Mortgage, which requires, generally, that FPL's adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:

    (1) at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

    (2) at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

         The Mortgage requires FPL to replace obsolete or worn out property and specifies certain deductions to FPL's adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the "net earnings" test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.

         As of March 31, 2004, FPL could have issued under the Mortgage in excess of $4.5 billion of additional First Mortgage Bonds based on unfunded Property Additions and in excess of $5.5 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

         RELEASE AND SUBSTITUTION OF PROPERTY. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:

    (1) deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

    (2) uses unfunded Property Additions acquired by FPL in the last five years, or

    (3)  waives its right to issue First Mortgage Bonds

in each case without satisfying any net earnings requirement.

         If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.

         When property released from the lien of the Mortgage is not Funded Property, then, if FPL acquires new Property Additions within two years:

    (1) Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

    (2) any waiver by FPL of its right to issue First Mortgage Bonds, which is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

         The Mortgage contains provisions relating to cash proceeds of property that is not Funded Property that are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.

         FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.

         DIVIDEND RESTRICTIONS. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL's use of retained earnings. As of March 31, 2004, no retained earnings were restricted by these provisions of the Mortgage.

         MODIFICATION OF THE MORTGAGE. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.

         FPL has reserved the right to amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds created after April 30, 1992 (including the Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification. Since all of the First Mortgage Bonds issued on or prior to April 30, 1992 have matured or have been redeemed and are no longer outstanding under the Mortgage, FPL may exercise this right to amend the Mortgage at any time.

         In most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents:

    (1) modification of the terms of payment of principal and interest payable to that holder,

    (2) modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

    (3) modification reducing the percentage vote required for modification (except as described above).

         DEFAULT AND NOTICE THEREOF.  The following are defaults under the
Mortgage:

    (1)  failure to pay the principal of any First Mortgage Bond,

    (2) failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

    (3) failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

    (4) failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

    (5)  certain events in bankruptcy, insolvency or reorganization, and

    (6) the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to other covenants of FPL.

         Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.

         Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default. A majority of the holders of First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:

    (1)  the holder has given the Trustee written notice of a default,

    (2) the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

    (3)  the Trustee has failed to act.

         Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.

         The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee's powers.

         SATISFACTION AND DISCHARGE OF MORTGAGE. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.

         EVIDENCE TO BE FURNISHED TO THE TRUSTEE. FPL furnishes written statements of FPL's officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by an independent accountant, appraiser, engineer or counsel.

                         DESCRIPTION OF PREFERRED STOCK

         GENERAL. The following statements describing FPL's preferred stock are not intended to be a complete description but rather are a summary of certain preferences, privileges, restrictions and distinguishing characteristics relating to the preferred stock currently authorized by FPL's Restated Articles of Incorporation, as amended ("Charter"). For additional information, please see FPL's Charter and its bylaws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. You should read this summary together with the articles of amendment to FPL's Charter which will describe the terms of any preferred stock offered hereby for a complete understanding of all the provisions. Reference is also made to the laws of the State of Florida.

         FPL's Charter authorizes four classes of preferred stock. Shares of two of such classes are presently outstanding: 4 1/2% Preferred Stock Series A, $100 par value per share ("Series A Preferred Stock") and Preferred Stock, $100 par value per share ("Serial Preferred Stock"). The preferred stock offered hereby will be one or more new series of FPL's Serial Preferred Stock and/or one or more new series of FPL's Preferred Stock, without par value ("No Par Preferred Stock"). Currently, 50,000 shares of the Series A Preferred Stock and 200,000 shares of the Serial Preferred Stock are outstanding. The shares of the Serial Preferred Stock outstanding are owned by FPL Group. Under the Charter, 10,414,000 shares of Serial Preferred Stock and 5,000,000 shares of No Par Preferred Stock are available for issuance. FPL's Charter also authorizes the issuance of 5,000,000 shares of Subordinated Preferred Stock, without par value ("Preference Stock"), none of which are currently outstanding. References in this "Description of Preferred Stock" section of this prospectus to preferred stock do not include the Preference Stock.

         Some terms of a series of preferred stock may differ from those of another series. A prospectus supplement will describe the terms of any preferred stock being offered. These terms will also be described in articles of amendment to FPL's Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:

    (1) the class of preferred stock, the number of shares in the series and the title of that series of preferred stock,

    (2) the annual rate or rates of dividends payable and the date from which such dividends shall commence to accrue,

    (3) the terms and conditions, including the redemption price and the date or dates, on which the shares of the series of preferred stock may be redeemed or converted into another class of security, the manner of effecting such redemption and any restrictions on such redemptions,

    (4) any sinking fund or other provisions that would obligate FPL to redeem or repurchase shares of the series of preferred stock, and

    (5) with respect to the No Par Preferred Stock only, variations with respect to whole or fractional voting rights and involuntary liquidation values.

         VOTING RIGHTS. FPL Group, as the owner of all of FPL's common stock, has sole voting power, except as indicated below or as otherwise required by law. The Charter does not limit the right of any affiliate of FPL to vote any shares of preferred stock owned by it. Subject to any rights which might be given to holders of Preference Stock, if any four full quarterly dividends on any of the outstanding preferred stock are in default, the holders of the outstanding preferred stock become entitled, as one class, to elect a majority of the Board of Directors, which right does not terminate until full dividends have been provided for all past periods. No dividends on FPL preferred stock are currently in default. When entitled to vote, the holders of the preferred stock, other than the No Par Preferred Stock, shall have one vote for each share held and the holders of No Par Preferred Stock shall have one vote for every $100 liquidation value established for such shares, provided that amounts less than $100 shall be afforded their proportional fractional vote.

         So long as any shares of the Series A Preferred Stock or Serial Preferred Stock are outstanding, FPL shall not, without the consent of at least two-thirds of the total number of (a) shares of the Series A Preferred Stock then outstanding and (b) each series of shares of the Serial Preferred Stock then outstanding,

    (1) create or authorize any new stock ranking prior to such preferred stock as to dividends, or in liquidation, dissolution, winding up or other distribution, or create or authorize any security convertible into shares of such prior ranking stock, or

    (2) amend, alter, change or repeal any of the express terms of such preferred stock in a manner substantially prejudicial to the holders thereof,

provided that if any such amendment affects less than all of the aforementioned classes or series of preferred stock then only the consent of two-thirds of the shares of each such class or series so affected is required.

         So long as any shares of the No Par Preferred Stock are outstanding, FPL shall not, without the consent of at least two-thirds of the total number of votes attributable to the outstanding shares of the No Par Value Preferred Stock and all other preferred stock ranking on a parity as to dividends or distributions (including the Series A Preferred Stock and the Serial Preferred Stock), voting together as one class,

    (1) create or authorize any new stock ranking prior to the No Par Preferred Stock as to dividends or in liquidation, dissolution, winding up or other distribution or any security convertible into shares of such prior ranking stock, or

    (2) amend, alter or repeal any of the rights, preferences or powers of any series of outstanding No Par Preferred Stock so as to alter materially any such rights, preferences or power,

provided that with respect to (2) above,

    (1) the preferred stock other than the No Par Preferred Stock shall be entitled to vote as a member of such voting class only if the same right, preference or power of such preferred stock other than the No Par Preferred Stock are proposed to be materially amended, altered or repealed in substantially the same manner, and

    (2) if any amendment, alteration or repeal would alter materially the rights, preferences or powers of less than all the series of the No Par Preferred Stock or such other preferred stock, the consent of only the holders of at least two-thirds of the total number of votes attributable to the outstanding shares of all series so affected, voting as a class, shall be required.

         Without the consent of the holders of at least (i) a majority of the outstanding shares of the Series A Preferred Stock, (ii) a majority of the outstanding shares of each series of the Serial Preferred Stock and (iii) a majority of the total number of votes attributable to the outstanding shares of No Par Preferred Stock and all other preferred stock ranking on a parity with the No Par Preferred Stock as to dividends or distributions, voting together as a class, FPL shall not

    (1) merge or consolidate with or into any other corporation or sell or otherwise dispose of all or substantially all of the assets of FPL, unless the merger, consolidation or disposition or the exchange, issuance or assumption of all securities to be issued or assumed in connection with any such merger or consolidation or other disposition shall have been approved, ordered or permitted by the appropriate governmental regulatory bodies;

    (2) issue, assume or incur, for purposes other than (a) the refunding of outstanding unsecured indebtedness; (b) the reacquisition, redemption or other retirement of any indebtedness issued or assumed by FPL; or
         (c) the reacquisition, redemption or other retirement of all outstanding shares of FPL's outstanding preferred stock and all outstanding shares of any other class or series of stock ranking on a parity with the outstanding preferred stock, any unsecured indebtedness if, immediately thereafter, the total principal amount of all unsecured indebtedness would exceed 20% of the secured indebtedness issued or assumed by FPL plus the capital and surplus of FPL;

    (3) issue any shares of preferred stock, or of any other class of stock ranking prior to or on parity with the outstanding preferred stock as to dividends or distributions, unless

         (a) FPL's net income (after depreciation and taxes) for a period of twelve consecutive months within the fifteen months immediately preceding the issuance of such shares is at least equal to twice the annual dividend requirements on all outstanding shares of preferred stock, the shares proposed to be issued, and on all other prior or parity stock; and

         (b) FPL's gross income (after depreciation and taxes) for the same period shall have been at least 1.5 times the sum of annual interest charges on all indebtedness and annual dividend requirements on the outstanding preferred stock, the shares proposed to be issued, and on all other prior or parity stock;

         provided, that (i) interest charges on all indebtedness and dividends of all shares of stock which are to be retired in connection with the issuance of additional shares shall be excluded from such computation and (ii) in the event additional shares are to be issued in connection with the acquisition of new property, the gross income and the net income of the acquired property may be included in such computation on a pro forma basis, or

    (4) issue any additional shares of the outstanding preferred stock or of any prior or parity stock unless the aggregate of FPL's common stock capital and surplus shall be not less than the aggregate amount payable on the involuntary liquidation, dissolution or winding up of FPL in respect of such preferred stock, and other prior or parity stock, to be outstanding immediately thereafter.

         LIQUIDATION RIGHTS. In the event of any voluntary liquidation, dissolution or winding up of FPL, the Series A Preferred Stock, Serial Preferred Stock and No Par Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall have a preference over each series of the Preference Stock (none of which has been issued or is currently outstanding) and the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of FPL,

    (1) the Series A Preferred Stock and the Serial Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall also have a preference over each series of the Preference Stock and the common stock until $100 per share shall have been paid, and

    (2) the No Par Preferred Stock will rank pari passu with all classes of FPL's preferred stock then outstanding and shall also have a preference over each series of Preference Stock and the common stock until the full involuntary liquidation value thereof, as established upon issuance of the applicable series of No Par Preferred Stock, shall have been paid, in each case, plus all accumulated and unpaid dividends thereon, if any.

         CHANGES TO TERMS OF PREFERRED STOCK. In the event FPL redeems the shares of Series A Preferred Stock and Serial Preferred Stock which are currently outstanding, all of which shares are currently redeemable according to their terms, FPL may amend the Charter to change many of the provisions discussed above, including voting and liquidation rights, related to the preferred stock. Such amendments could also be made with the consent of FPL Group, as the holder of the outstanding Serial Preferred Stock, if FPL has redeemed the shares of Series A Preferred Stock. In such an event, any changes to the terms of the Serial Preferred Stock and the No Par Preferred Stock will be described in a prospectus supplement relating to any preferred stock being offered.

                    DESCRIPTION OF PREFERRED TRUST SECURITIES

         GENERAL. The Trust may issue preferred trust securities and common trust securities under the Trust Agreement. The terms of the agreements pursuant to which the Preferred Trust Securities of the Trust will be issued are substantially the same; each of these agreements is referred to in this prospectus as the "Trust Agreement." These preferred trust securities and common trust securities issued by the Trust are referred to in this prospectus as "Preferred Trust Securities" and "Common Trust Securities," respectively, and collectively as "Trust Securities." These Trust Securities will represent undivided beneficial interests in the assets of the Trust. The junior subordinated debentures issued by FPL and held by the Trust are referred to in this prospectus as the "Junior Subordinated Debentures." This section briefly summarizes some of the provisions of the Trust Agreement. This summary does not contain a complete description of the Trust Agreement. You should read this summary together with the Trust Agreement for a complete understanding of all the provisions. The form of the Trust Agreement has been previously filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. In addition, each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

         In this section, any discussion of the Trust, Preferred Trust Securities and Common Trust Securities relate only to the applicable Trust. Holders of Preferred Trust Securities of the Trust will be entitled to any of the benefits and protections contained in the Trust Agreement applicable to the particular Trust which issued the relevant Trust Securities and not with respect to any other Trust.

         The Preferred Trust Securities and Common Trust Securities issued by the Trust will be substantially the same except that, if there is an event of default under the Trust Agreement, as described below, that results from an event of default under the Subordinated Indenture (as such term is defined below under "Description of the Junior Subordinated Debentures--General"), the right of FPL, as holder of the Common Trust Securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities. (Trust Agreement, Section 4.03). All of the Common Trust Securities will be owned by FPL. (Trust Agreement, Section 5.10).

         FPL will fully and unconditionally guarantee payments due on the Preferred Trust Securities issued by the Trust through a combination of the following:

    (1)  FPL's obligations under the Junior Subordinated Debentures;

    (2) the rights of holders of Preferred Trust Securities to enforce those obligations;

    (3)  FPL's agreement to pay the expenses of the Trust; and

    (4) FPL's guarantee of payments due on the Preferred Trust Securities to the extent of the Trust's legally available assets (referred to in this prospectus as the "Preferred Trust Securities Guarantee").

         No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by FPL. It is only the combined operation of these documents that has the effect of providing a full and unconditional, but subordinated, guarantee as to payment by FPL of the Preferred Trust Securities.

         The Trust will use the proceeds from the sale of the Trust Securities to purchase Junior Subordinated Debentures from FPL. (Trust Agreement, Section 2.05). The Junior Subordinated Debentures will be issued under a Subordinated Indenture between FPL and The Bank of New York, as trustee. The Junior Subordinated Debentures will be held in trust for the benefit of holders of the applicable Preferred Trust Securities and Common Trust Securities. (Trust Agreement, Section 2.09).

         A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Junior Subordinated Debentures. Material United States federal income tax considerations applicable to the Preferred Trust Securities will also be discussed in the related prospectus supplement. For a description of some specific terms that will affect both the Preferred Trust Securities and the Junior Subordinated Debentures, and holders' rights under each, see "Description of the Junior Subordinated Debentures" below.

         DISTRIBUTIONS. The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the applicable Junior Subordinated Debentures. (Trust Agreement, Section 8.01). If FPL does not make interest payments on the Junior Subordinated Debentures, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by FPL as described under "Description of the Preferred Trust Securities Guarantee."

         So long as no event of default under the Subordinated Indenture has occurred and is continuing, FPL may extend the interest payment period from time to time on the Junior Subordinated Debentures for one or more periods. (Subordinated Indenture, Section 312). As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. (Trust Agreement, Section 4.01). During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from a payment default or any payment default under the Preferred Trust Securities Guarantee has occurred and is continuing, FPL may not:

    (1)  declare or pay any dividend or distribution on its capital stock;

    (2) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

    (3) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or

    (4) make any payments with respect to any guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures,

other than

    (1) purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the interest payment period is extended requiring it to purchase, redeem or acquire its capital stock;

    (2) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (1) and (2) above as a result of a reclassification of its capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

    (3) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

    (4) dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock and distributions in connection with the settlement of stock purchase contracts);

    (5) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; or

    (6) payments under any preferred trust securities guarantee or guarantee of junior subordinated debentures executed and delivered by FPL concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made on any preferred trust securities or junior subordinated debentures (as the case may be) is paid on all preferred trust securities or junior subordinated debentures (as the case may be) then outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or junior subordinated debentures (as the case may be) is then entitled if paid in full.

         Before an extension period ends, FPL may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, FPL may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Junior Subordinated Debentures.

         REDEMPTION. Whenever Junior Subordinated Debentures are repaid, whether at maturity or earlier redemption, the Property Trustee will apply the proceeds to redeem a like amount of Preferred Trust Securities and Common Trust Securities. (Trust Agreement, Section 4.02(a)).

         Preferred Trust Securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption or repayment of Junior Subordinated Debentures. Redemptions of the Preferred Trust Securities will be made on a redemption date only if the Trust has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c)).

         Holders of Preferred Trust Securities will be given not less than 30 nor more than 60 days' notice of any redemption. (Trust Agreement, Section 4.02(b)). On or before the redemption date, the Trust will irrevocably deposit with the paying agent for Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. If payment of Preferred Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by FPL pursuant to the Preferred Trust Securities Guarantee, distributions on such Preferred Trust Securities will continue to accrue to the date of payment. In that event, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d)).

         Subject to applicable law, including United States federal securities law, FPL or its affiliates may at any time and from time to time purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

         If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed will be selected not more than 60 days prior to the redemption date by the Property Trustee by such method as the Property Trustee shall deem fair, taking into account the denominations in which they were issued. The Property Trustee will promptly notify the Preferred Trust Security registrar in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f)).

         SUBORDINATION OF COMMON TRUST SECURITIES. Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement resulting from an event of default under the Subordinated Indenture has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable. (Trust Agreement, Section 4.03(a)).

         If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to the Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holder of the Common Trust Securities, and only the holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf. (Trust Agreement, Section 4.03(b)).

         LIQUIDATION DISTRIBUTION UPON DISSOLUTION. The Trust will be dissolved and liquidated by the Property Trustee on the first to occur of:

    (1)  the expiration of the term of the Trust;

    (2)  the bankruptcy, dissolution or liquidation of FPL;

    (3)  the redemption of all of the Preferred Trust Securities of the Trust;

    (4) the entry of an order for dissolution of the Trust by a court of competent jurisdiction; or

    (5) at any time, at the election of FPL. (Trust Agreement, Sections 9.01 and 9.02).

         If a dissolution of the Trust occurs, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. If a dissolution of the Trust occurs other than by redemption of all the Preferred Trust Securities, the Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Junior Subordinated Debentures. If a distribution of Junior Subordinated Debentures is determined by the Property Trustee not to be practical, holders of Preferred Trust Securities will be entitled to receive, out of the assets of the Trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the Preferred Trust Securities shall be paid on a pro rata basis. FPL, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an event of default (or event that, with the lapse of time or giving of notice, would become such an event of default) has occurred and is continuing under the Subordinated Indenture, the Preferred Trust Securities will have a preference over the Common Trust Securities. (Trust Agreement, Section 9.04).

         EVENTS OF DEFAULT; NOTICE. Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

    (1) the occurrence of an event of default as described in the Subordinated Indenture;

    (2) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

    (3) default by the Trust in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

    (4) default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the Trust Agreement which is not dealt with above, and continuation of that default or breach for a period of 90 days after written notice to the Trust, the defaulting trustee under the Trust Agreement and FPL by the holders of Preferred Trust Securities having at least 33% of the total liquidation preference amount of the outstanding Preferred Trust Securities. However, the holders of Preferred Trust Securities will be deemed to have agreed to an extension of the 90 day period if corrective action is initiated by any of the trustees within such period and is diligently pursued in good faith; or

    (5) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust. (Trust Agreement, Section 1.01).

        Within 90 days after the occurrence of any default known to the Property Trustee, the Property Trustee shall transmit to the holders of Preferred Trust Securities, FPL and the Administrative Trustees notice of any such default, unless that default shall have been cured or waived. (Trust Agreement, Section 8.02).

         A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due to the holder of the Preferred Trust Securities of the principal of or interest on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Junior Subordinated Debentures unless the trustees under the Trust Agreement fail to do so. (Trust Agreement, Section 6.01(a)).

         REMOVAL OF TRUSTEES. Unless an event of default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Subordinated Indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee. (Trust Agreement, Section 8.10).

         Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by FPL as the holder of the Common Trust Securities. (Trust Agreement, Section 8.10).

         VOTING RIGHTS. Except as provided below and under "Description of the Preferred Trust Securities Guarantee--Modification and Assignment," and as otherwise required by law or the Trust Agreement, the holders of Preferred Trust Securities will have no voting rights.

         While Junior Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not:

    (1) direct the time, method and place to conduct any proceeding for any remedy available to the Subordinated Indenture Trustee (as such term is defined below under "Description of the Junior Subordinated

         Debentures--General"), or execute any trust or power conferred on the Subordinated Indenture Trustee with respect to the Junior Subordinated Debentures;

    (2)  waive any past default under the Subordinated Indenture;

    (3) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures will be due and payable; or

    (4) consent to any amendment, modification or termination of the Subordinated Indenture or the Junior Subordinated Debentures, where that consent will be required,

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least a majority of the aggregate liquidation preference amount of all outstanding Preferred Trust Securities of the Trust. Where a consent of each holder of Junior Subordinated Debentures affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities affected. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities, except pursuant to the subsequent vote of the holders of Preferred Trust Securities. (Trust Agreement, Section 6.01(b)). If the Property Trustee fails to enforce its rights, as holder, under the Junior Subordinated Debentures or the Trust Agreement, a holder of the Preferred Trust Securities may institute a legal proceeding directly against FPL to enforce the Property Trustee's rights under the Junior Subordinated Debentures or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or anyone else. (Trust Agreement, Section 6.01(a)). The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Subordinated Indenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders of Preferred Trust Securities without an opinion of counsel experienced in those matters to the effect that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Section 6.01(b)).

         Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. (Trust Agreement, Section 6.06). The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote. (Trust Agreement, Section 6.02).

         No vote or consent of the holders of Preferred Trust Securities will be required for the Trust to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Trust Securities that are owned by FPL, any Administrative Trustee or any affiliate of any of them, shall be treated as if they were not outstanding for purposes of such vote or consent. (Trust Agreement, Section 1.01).

         AMENDMENTS. The Trust Agreement may be amended from time to time by a majority of its Administrative Trustees and FPL, without the consent of any holders of Preferred Trust Securities or the other trustees under the Trust Agreement in order to:

    (1) cure any ambiguity; correct or supplement any provision that may be inconsistent with any other provision of the Trust Agreement or amendment to the Trust Agreement; or make any other provisions with respect to matters or questions arising under the Trust Agreement;

    (2)  change the name of the Trust; or

    (3) modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will not be classified for United States federal income tax purposes other than as a grantor trust (and not an association taxable as a corporation) at any time that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940.

         No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities or Common Trust Securities without the applicable consents required pursuant to the following two paragraphs. Any of the amendments of the Trust Agreement described in paragraph
(1) above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities in accordance with the provisions of the Trust Agreement. (Trust Agreement, Section 10.03(a)).

         Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees and FPL with:

    (1) the consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

    (2) receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes (and not an association taxable as a corporation) or affect the Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940. (Trust Agreement, Section 10.03(b)).

         Each affected holder of Preferred Trust Securities must consent to any amendment to the Trust Agreement that:

    (1) adversely changes the amount or timing of any distribution with respect to Preferred Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities as of a specified date;

    (2) restricts the right of a holder of Preferred Trust Securities to institute suit for the enforcement of any such payment on or after that date; or

    (3) modify the provisions described in clauses (1) and (2) above. (Trust Agreement, Section 10.03(c)).

         FORM, EXCHANGE AND TRANSFER. Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference. (Trust Agreement, Section 5.04).

         Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security registrar. The Administrative Trustees may designate FPL or any affiliate of FPL as the Preferred Trust Security registrar. The Property Trustee will initially act as the Preferred Trust Security registrar and transfer agent. (Trust Agreement, Section 5.08). No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but the Preferred Trust Security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. A transfer or exchange will be made when the Preferred Trust Security registrar and Administrative Trustees are satisfied with the documents of title and identity of the person making the request. (Trust Agreement, Section 5.04). The Administrative Trustees may at any time designate another transfer agent and registrar or rescind the designation of any transfer agent and registrar or approve a change in the office through which any transfer agent and registrar acts, except that FPL will, or will cause the Preferred Trust Security registrar to, maintain an office or agency in The City of New York where Preferred Trust Securities may be transferred or exchanged. (Trust Agreement, Sections 2.07(a) and 5.08).

         The Trust will not be required to:

    (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the period beginning at the opening of business 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed; or

    (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part. (Trust Agreement, Section 5.04).

         PAYMENT ON PREFERRED TRUST SECURITIES AND PAYING AGENT. Unless otherwise stated in a prospectus supplement, payments in respect of the Preferred Trust Securities will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the Preferred Trust Security register. (Trust Agreement, Section 4.04). The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee that is acceptable to the Administrative Trustees and FPL. The paying agent may resign upon 30 days' written notice to the Administrative Trustees, the Property Trustee and FPL. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor, which shall be a bank, trust company or affiliate of FPL reasonably acceptable to the Property Trustee and FPL, to act as paying agent. (Trust Agreement, Section 5.09).

         DUTIES OF THE TRUSTEES. The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Junior Subordinated Debentures on behalf of the Trust and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act of 1939. (Trust Agreement, Sections 2.06 and 2.07(b)).

         The Administrative Trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that

    (1) the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940,

    (2)  the Trust will not be taxed as a corporation, and

    (3) the Junior Subordinated Debentures will be treated as indebtedness of FPL for United States federal income tax purposes.

In this regard, FPL and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that FPL and the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities. (Trust Agreement, Section 2.07(d)).

         MISCELLANEOUS. Holders of the Preferred Trust Securities have no preemptive or similar rights. (Trust Agreement, Section 5.13).

         NOTICES. Notices to holders of Preferred Trust Securities will be sent by mail to the addresses of those holders as they appear in the security register for those Preferred Trust Securities. (Trust Agreement, Section 6.02).

         TITLE. The Property Trustee, the Delaware Trustee, the Administrative Trustees, and the Preferred Trust Security registrar and transfer agent, and any agent of the Property Trustee, the Delaware Trustee, the Administrative Trustees, or the Preferred Trust Security registrar and transfer agent, may treat the person in whose name a Preferred Trust Security is registered as the absolute owner of that Preferred Trust Security for the purpose of receiving distributions and all other purposes, regardless of any notice to the contrary. (Trust Agreement, Section 5.06).

         GOVERNING LAW. The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable. (Trust Agreement, Section 10.05).

             DESCRIPTION OF THE PREFERRED TRUST SECURITIES GUARANTEE

         GENERAL. This section briefly summarizes some of the provisions of the Preferred Trust Securities Guarantee Agreement that FPL will execute and deliver for the benefit of the holders of the Preferred Trust Securities issued by the Trust. The terms of these agreements are substantially the same, and they are referred to in this prospectus as the "Preferred Trust Securities Guarantee Agreement." This summary does not contain a complete description of the Preferred Trust Securities Guarantee Agreement. You should read this summary together with the Preferred Trust Securities Guarantee Agreement for a complete understanding of all the provisions. The form of the Preferred Trust Securities Guarantee Agreement has been previously filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Preferred Trust Securities Guarantee Agreement will be qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

         The Bank of New York will act as Preferred Trust Securities Guarantee Trustee under the Preferred Trust Securities Guarantee Agreement and will hold the Preferred Trust Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

         GENERAL TERMS OF THE PREFERRED TRUST SECURITIES GUARANTEE. FPL will absolutely, irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. (Preferred Trust Securities Guarantee Agreement, Section 5.01). The following payments will be subject to the Preferred Trust Securities Guarantee (without duplication):

    (1) any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds in the payment account maintained by the Property Trustee legally available for these payments at such time;

    (2) the redemption price, plus all accrued and unpaid distributions to the redemption date, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds in the payment account maintained by the Property Trustee legally available for these payments at such time; and

    (3) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Junior Subordinated Debentures to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Junior Subordinated Debentures as provided in the Trust Agreement), the lesser of:

         (a) the aggregate of the liquidation preference amount and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds in the payment account maintained by the Property Trustee legally available for these payments at such time; and

         (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

(Preferred Trust Securities Guarantee Agreement, Section 1.01). FPL's obligation to make a guarantee payment may be satisfied by either making a direct payment of the required amounts by FPL to the holders of Preferred Trust Securities or causing the Trust to pay such amounts to those holders. (Preferred Trust Securities Guarantee Agreement, Section 5.01).

         The Preferred Trust Securities Guarantee will be a guarantee, subject to certain subordination provisions, as to payment with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds legally available to make those payments. (Preferred Trust Securities Guarantee Agreement, Sections 1.01 and 5.05). If FPL does not make interest payments on the Junior Subordinated Debentures held by a Trust, the applicable Trust will not have funds available to pay distributions on the Preferred Trust Securities.

         FPL will fully and unconditionally guarantee payments due on the Preferred Trust Securities issued by the Trust through a combination of the following:

    (1)  FPL's obligations under Junior Subordinated Debentures;

    (2) the rights of holders of Preferred Trust Securities to enforce those obligations;

    (3)  FPL's agreement to pay the expenses of the Trust; and

    (4)  the Preferred Trust Securities Guarantee.

         No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by FPL. It is only the combined operation of these documents that has the effect of providing a full and unconditional, but subordinated, guarantee as to payment by FPL of the Preferred Trust Securities.

         Except as otherwise stated in the related prospectus supplement, the covenants in the Preferred Trust Securities Guarantee Agreement would not give holders of the Preferred Trust Securities protection in the event of a highly-leveraged transaction involving FPL.

         SECURITY AND RANKING. The Preferred Trust Securities Guarantee will be an unsecured obligation of FPL and will rank:

    (1) subordinate and junior in right of payment to all other liabilities of FPL (except those made pari passu or subordinate by their terms);

    (2) equal in right of payment with the most senior preferred or preference stock that may be issued by FPL and with any guarantee that may be entered into by FPL in respect of any preferred or preference stock of any affiliate of FPL; and

    (3) senior to FPL common stock. (Preferred Trust Securities Guarantee Agreement, Section 6.01).

         The Preferred Trust Securities Guarantee Agreement does not limit the amount of other indebtedness, including guarantees, that FPL may issue or incur or the amount of preferred or preference stock it may issue.

         The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Preferred Trust Securities Guarantee. (Trust Agreement, Section 5.02).

         The Preferred Trust Securities Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against FPL to enforce its rights under the Preferred Trust Securities Guarantee without first instituting a legal proceeding against anyone else. (Preferred Trust Securities Guarantee Agreement, Sections 5.04 and 5.05).

         EVENTS OF DEFAULT. An event of default under the Preferred Trust Securities Guarantee Agreement will occur upon failure of FPL to perform any of its payment obligations under the Preferred Trust Securities Guarantee Agreement, which failure has not been cured within 90 days of receipt of notice thereof. (Preferred Trust Securities Guarantee Agreement, Section 1.01). Upon an event of default, the holders of the Preferred Trust Securities having a majority of the aggregate liquidation preference of the Preferred Trust Securities have the right to:

    (1) direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Trust Securities Guarantee Trustee under the Preferred Trust Securities Guarantee Agreement, or

    (2) direct the exercise of any trust or power conferred upon the Preferred Trust Securities Guarantee Trustee under the Preferred Trust Securities Guarantee Agreement. (Preferred Trust Securities Guarantee Agreement, Section 5.04).

         Any holder of the Preferred Trust Securities may enforce the Preferred Trust Securities Guarantee, or institute a legal proceeding directly against FPL to enforce the Preferred Trust Securities Guarantee Trustee's rights under the Preferred Trust Securities Guarantee Agreement without first instituting a legal proceeding against the Trust, the Preferred Trust Securities Guarantee Trustee or anyone else. (Preferred Trust Securities Guarantee Agreement, Section 5.04). The holders of the Preferred Trust Securities having a majority of the aggregate liquidation preference of the Preferred Trust Securities may waive any past event of default and its consequences. (Preferred Trust Securities Guarantee Agreement, Section 2.06).

         FPL will be required to deliver to the Preferred Trust Securities Guarantee Trustee an annual statement as to its compliance with all conditions under the Preferred Trust Securities Guarantee Agreement. (Preferred Trust Securities Guarantee Agreement, Section 2.04).

         MODIFICATION AND ASSIGNMENT. No consent of holders of Preferred Trust Securities is required for changes to the Preferred Trust Securities Guarantee Agreement that do not materially adversely affect their rights. Except as provided below, changes to the Preferred Trust Securities Guarantee Agreement that materially adversely affect the rights of Preferred Trust Securities require the prior approval of the holders of Preferred Trust Securities having at least a majority of the aggregate liquidation preference amount of the outstanding Preferred Trust Securities. Each affected holder of Preferred Trust Securities must consent to any amendment to the Preferred Trust Securities Guarantee Agreement that impairs the right of such holder to receive guarantee payments under the Preferred Trust Securities Guarantee Agreement or to institute suit for enforcement of any such payment. (Preferred Trust Securities Guarantee Agreement, Section 8.01).

         All guarantees and agreements contained in the Preferred Trust Securities Guarantee Agreement will bind the successors, assigns, receivers, trustees and representatives of FPL and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding. (Preferred Trust Securities Guarantee Agreement, Section 8.02).

         TERMINATION OF THE PREFERRED TRUST SECURITIES GUARANTEE. The Preferred Trust Securities Guarantee Agreement will terminate and be of no further force and effect upon:

    (1) full payment of the redemption price, plus accrued and unpaid distributions to the redemption date, for all the Preferred Trust Securities;

    (2) the distribution of Junior Subordinated Debentures to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

    (3)  full payment of the amounts payable upon liquidation of the Trust.

However, the Preferred Trust Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time, as result of the subordination provisions or any mistake or any judicial proceeding or otherwise, any holder of Preferred Trust Securities must return any sums paid under the Preferred Trust Securities or the Preferred Trust Securities Guarantee. (Preferred Trust Securities Guarantee Agreement, Section 7.01).

         GOVERNING LAW. The Preferred Trust Securities Guarantee Agreement provides that it is to be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable. (Preferred Trust Securities Guarantee Agreement, Section 8.06).

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         GENERAL. The Junior Subordinated Debentures, which the Property Trustee will hold on behalf of the Trust as trust assets, will be issued by FPL in one or more series under an Indenture between FPL and The Bank of New York, as trustee. This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the "Subordinated Indenture." The Bank of New York, as trustee under the Subordinated Indenture, is referred to in this prospectus as the "Subordinated Indenture Trustee." The Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The Junior Subordinated Debentures and all other subordinated debt issued previously or hereafter under the Subordinated Indenture are collectively referred to in this prospectus as the "Subordinated Indenture Securities."

         This section briefly summarizes some of the terms of the Junior Subordinated Debentures and some of the provisions of the Subordinated Indenture. This summary does not contain a complete description of the Junior Subordinated Debentures. You should read this summary together with the Subordinated Indenture and the officer's certificates or other documents establishing the Junior Subordinated Debentures for a complete understanding of all the provisions and for the definitions of some terms used in this summary. The form of Subordinated Indenture, the form of officer's certificate that may be used to establish a series of Junior Subordinated Debentures and a form of the Junior Subordinated Debentures have been previously filed with the SEC, and are exhibits to the registration statement. In addition, the Subordinated Indenture will be qualified under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.

         The Junior Subordinated Debentures issued by FPL to the Trust will constitute a separate series under the Subordinated Indenture and will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the related Preferred Trust Securities and the consideration paid by FPL for the related Common Trust Securities.

         The Junior Subordinated Debentures will be unsecured, subordinated obligations of FPL which rank junior to all of FPL's Senior Indebtedness (as defined herein). All Junior Subordinated Debentures issued under the Subordinated Indenture will rank equally and ratably with all other Junior Subordinated Debentures issued under the Subordinated Indenture, except to the extent that FPL elects to provide security with respect to any Junior Subordinated Debenture without providing that security to all outstanding Junior Subordinated Debentures as allowed under the Subordinated Indenture.

         Each series of Junior Subordinated Debentures may have different terms. FPL will include some or all of the following information about a specific series of Junior Subordinated Debentures in the prospectus supplement relating to those Junior Subordinated Debentures:

    (1)  the title of those Junior Subordinated Debentures,

    (2) any limit upon the aggregate principal amount of those Junior Subordinated Debentures,

    (3) the date(s) on which FPL will pay the principal of those Junior Subordinated Debentures,

    (4) the rate(s) of interest on those Junior Subordinated Debentures, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which FPL will pay interest and the record date for any interest payable on any interest payment date,

    (5) the person to whom FPL will pay interest on those Junior Subordinated Debentures on any interest payment date, if other than the person in whose name those Junior Subordinated Debentures are registered at the close of business on the record date for that interest payment,

    (6) the place(s) at which or methods by which FPL will make payments on those Junior Subordinated Debentures and the place(s) at which or methods by which the registered owners of those Junior Subordinated Debentures may transfer or exchange those Junior Subordinated Debentures and serve notices and demands to or upon FPL,

    (7) the security registrar and any paying agent or agents for those Junior Subordinated Debentures,

    (8) any date(s) on which, the price(s) at which and the terms and conditions upon which FPL may, at its option, redeem those Junior Subordinated Debentures, in whole or in part, and any restrictions on those redemptions,

    (9) any sinking fund or other provisions or options held by the registered owners of those Junior Subordinated Debentures that would obligate FPL to repurchase or redeem those Junior Subordinated Debentures,

    (10) the denominations in which FPL may issue those Junior Subordinated Debentures, if other than denominations of $25 and any integral multiple of $25,

    (11) the currency or currencies in which FPL may pay the principal of or premium, if any, or interest on those Junior Subordinated Debentures (if other than in U.S. dollars),

    (12) if FPL or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Junior Subordinated Debentures in a currency other than that in which those Junior Subordinated Debentures are stated to be payable, the terms and conditions upon which that election may be made,

    (13) if FPL will, or may, pay the principal of or premium, if any, or interest on those Junior Subordinated Debentures in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL or a registered owner may elect to pay or receive those payments,

    (14) if the amount payable in respect of principal of or premium, if any, or interest on those Junior Subordinated Debentures may be determined by reference to an index or other fact or event ascertainable outside of the Subordinated Indenture, the manner in which those amounts will be determined,

    (15) the portion of the principal amount of the Junior Subordinated Debentures that FPL will pay upon declaration of acceleration of the maturity of those Junior Subordinated Debentures, if other than the entire principal amount of those Junior Subordinated Debentures,

    (16) any events of default with respect to those Junior Subordinated Debentures and any covenants of FPL for the benefit of the registered owners of those Junior Subordinated Debentures, other than those specified in the Subordinated Indenture,

    (17) the terms, if any, pursuant to which those Junior Subordinated Debentures may be exchanged for shares of capital stock or other securities of any other entity,

    (18) a definition of "Eligible Obligations" under the Subordinated Indenture with respect to the Junior Subordinated Debentures denominated in a currency other than U.S. dollars, and any other provisions for the reinstatement of FPL's indebtedness in respect of those Junior Subordinated Debentures after their satisfaction and discharge,

    (19) if FPL will issue those Junior Subordinated Debentures in global form, necessary information relating to the issuance of those Junior Subordinated Debentures in global form,

    (20) if FPL will issue those Junior Subordinated Debentures as bearer securities, necessary information relating to the issuance of those Junior Subordinated Debentures as bearer securities,

    (21) any limits on the rights of the registered owners of those Junior Subordinated Debentures to transfer or exchange those Junior Subordinated Debentures or to register their transfer, and any related service charges,

    (22) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Junior Subordinated Debentures,

    (23) any collateral security, assurance, or guarantee for those Junior Subordinated Debentures,

    (24) the designation of the trust to which the Junior Subordinated Debentures are to be issued,

    (25) the terms relating to any additional interest that may be payable as a result of any tax, assessment or governmental charges, and

    (26) any other terms of those Junior Subordinated Debentures that are not inconsistent with the provisions of the Subordinated Indenture. (Subordinated Indenture, Section 301).

         Except as otherwise stated in the related prospectus supplement, the covenants in the Subordinated Indenture would not give registered owners of Junior Subordinated Debentures protection in the event of a highly-leveraged transaction involving FPL.

         SUBORDINATION. The Junior Subordinated Debentures will be subordinate and junior in right of payment to all Senior Indebtedness of FPL. (Subordinated Indenture, Article Fourteen). No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the Junior Subordinated Debentures may be made by FPL until all holders of Senior Indebtedness of FPL have been paid in full (or provision has been made for such payment), if any of the following occurs:

    (1)  certain events of bankruptcy, insolvency or reorganization of FPL;

    (2) any Senior Indebtedness of FPL is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver; or

    (3) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of FPL are permitted to accelerate the maturity of such Senior Indebtedness. (Subordinated Indenture, Section
         1402).

         Upon any distribution of assets of FPL to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of FPL must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution. (Subordinated Indenture, Section 1402).

         "Senior Indebtedness" means all of FPL's obligations, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

    (1) obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

    (2)  capitalized lease obligations;

    (3) all obligations of the types referred to in clauses (1) and (2) of others which FPL has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or

    (4) all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Junior Subordinated Debentures. Furthermore trade accounts payable or long-term purchase obligations will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. (Subordinated Indenture, Section 101).

         PAYMENT AND PAYING AGENTS. Except as stated in the related prospectus supplement, on each interest payment date FPL will pay interest on each Junior Subordinated Debenture to the person in whose name that Junior Subordinated Debenture is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Junior Subordinated Debentures mature, FPL will pay the interest to the person to whom it pays the principal. Also, if FPL has defaulted in the payment of interest on any Junior Subordinated Debenture, it may pay that defaulted interest to the registered owner of that Junior Subordinated Debenture:

    (1) as of the close of business on a date that the Subordinated Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL proposes to pay the defaulted interest, or

    (2) in any other lawful manner that does not violate the requirements of any securities exchange on which that Junior Subordinated Debenture is listed and that the Subordinated Indenture Trustee believes is acceptable. (Subordinated Indenture, Section 307).

         Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Junior Subordinated Debentures at maturity will be payable when such Junior Subordinated Debentures are presented at the main corporate trust office of The Bank of New York, as paying agent, in The City of New York. FPL may change the place of payment on the Junior Subordinated Debentures, appoint one or more additional paying agents, including itself, and remove any paying agent. (Subordinated Indenture, Section
602).

         TRANSFER AND EXCHANGE. Unless otherwise stated in the related prospectus supplement, Junior Subordinated Debentures may be transferred or exchanged at the main corporate trust office of The Bank of New York, as security registrar, in The City of New York. FPL may change the place for transfer and exchange of the Junior Subordinated Debentures and may designate one or more additional places for that transfer and exchange.

         Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Junior Subordinated Debentures. However, FPL may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Junior Subordinated Debentures.

         FPL will not be required to transfer or exchange any Junior Subordinated Debenture selected for redemption. Also, FPL will not be required to transfer or exchange any Junior Subordinated Debenture during a period of 15 days before selection of Junior Subordinated Debentures to be redeemed. (Subordinated Indenture, Section 305).

         Unless otherwise stated in the related prospectus supplement, if Junior Subordinated Debentures are distributed to holders of Preferred Trust Securities in a dissolution of the Trust, the Junior Subordinated Debentures will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged as described above. (Trust Agreement, Section 9.04).

         DEFEASANCE. FPL may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Subordinated Indenture Securities (including the Junior Subordinated Debentures). To do so, FPL must irrevocably deposit with the Subordinated Indenture Trustee or any paying agent, in trust:

    (1) money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Subordinated Indenture Securities, on or prior to their maturity, or

    (2) in the case of a deposit made prior to the maturity of that series of Subordinated Indenture Securities,

         (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

         (b) certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Subordinated Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Subordinated Indenture Securities, on or prior to their maturity, or

    (3) a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Subordinated Indenture Securities, on or prior to their maturity. (Subordinated Indenture, Section 701).

         OPTION TO EXTEND INTEREST PAYMENT PERIOD. So long as no event of default under the Subordinated Indenture has occurred and is continuing, FPL may extend the interest payment period from time to time on the Junior Subordinated Debentures for one or more periods. (Subordinated Indenture, Section 312). As a consequence, distributions on the Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue on the Junior Subordinated Debentures. During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from any payment default or a payment default under the Preferred Trust Securities Guarantee has occurred and is continuing, FPL may not:

    (1)  declare or pay any dividend or distribution on its capital stock;

    (2) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

    (3) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or

    (4) make any payments with respect to any guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures,

other than

    (1) purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the interest payment period is extended requiring it to purchase, redeem or acquire its capital stock;

    (2) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (1) and (2) above as a result of a reclassification of its capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

    (3) the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

    (4) dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock and distributions in connection with the settlement of stock purchase contracts);

    (5) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; or

    (6) payments under any preferred trust securities guarantee or guarantee of junior subordinated debentures executed and delivered by FPL concurrently with the issuance by a trust of any preferred trust securities, so long as the amount of payments made on any preferred trust securities or junior subordinated debentures (as the case may be) is paid on all preferred trust securities or junior subordinated debentures (as the case may be) then outstanding on a pro rata basis in proportion to the full distributions to which each series of preferred trust securities or junior subordinated debentures (as the case may be) is then entitled if paid in full. (Subordinated Indenture, Section 608).

         Any extension period with respect to any securities of FPL similar to the Junior Subordinated Debentures or any other securities issued under the Subordinated Indenture will also apply to payments of interest on the Junior Subordinated Debentures.

         Any extension period with respect to payment of interest on the Junior Subordinated Debentures will, except as provided in (6) above, also apply to:

    (1) payments of interest on all junior subordinated debt securities of FPL, including all other securities issued under the Subordinated Indenture;

    (2)  distributions on the related preferred trust securities; and

    (3) distributions on all other securities of the Trust or any other subsidiary trust of FPL with terms substantially the same as those of the Trust Agreement.

         Before an extension period ends, FPL may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, FPL may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Junior Subordinated Debentures. FPL will give the Trust and the Subordinated Indenture Trustee notice of its election of an extension period prior to the earlier of (i) one business day before the record date for the distribution on the Preferred Trust Securities which would occur if FPL did not make the election to extend or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or any other applicable self-regulatory organization of the record date for such a distribution. The Property Trustee shall send notice of that election to the holders of Preferred Trust Securities.

         ADDITIONAL INTEREST. So long as any Preferred Trust Securities remain outstanding, if the Trust is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Junior Subordinated Debentures, then FPL will pay as interest on the Junior Subordinated Debentures any additional interest that may be necessary in order that the net amounts received and retained by the Trust after the payment of those taxes, duties, assessments or governmental charges will be the same as the Trust would have had in the absence of such payment. (Subordinated Indenture, Section 313).

         REDEMPTION. For so long as the Trust is the holder of all of the related Junior Subordinated Debentures, the proceeds of any redemption of Junior Subordinated Debentures will be used by the Trust to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms. (Trust Agreement, Section 4.02(a)).

         The redemption terms of the Junior Subordinated Debentures, if any, will be set forth in a prospectus supplement. Unless set forth differently in a prospectus supplement, and except with respect to Junior Subordinated Debentures redeemable at the option of the holder, Junior Subordinated Debentures will be redeemable upon notice between 30 and 60 days prior to the redemption date. If less than all of the Junior Subordinated Debentures of any series or any tranche thereof are to be redeemed, the Subordinated Indenture Trustee will select the Junior Subordinated Debentures to be redeemed. In the absence of any provision for selection, the Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (Subordinated Indenture, Sections 403 and 404).

         Junior Subordinated Debentures selected for redemption will cease to bear interest on the redemption date. The paying agent will pay the redemption price and any accrued interest once the Junior Subordinated Debentures are surrendered for redemption. (Subordinated Indenture, Section 405). If only part of a Junior Subordinated Debenture is redeemed, the Subordinated Indenture Trustee will deliver a new Junior Subordinated Debenture of the same series for the remaining portion without charge. (Subordinated Indenture, Section 406).

         Any redemption at the option of FPL may be conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, FPL will not be required to redeem such Junior Subordinated Debentures. (Subordinated Indenture, Section 404).

         Subject to applicable law, including United States federal securities law, FPL or its affiliates may at any time and from time to time purchase outstanding Junior Subordinated Debentures by tender, in the open market or by private agreement.

         CONSOLIDATION, MERGER, AND SALE OF ASSETS. Under the Subordinated Indenture, FPL may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

    (1) the entity formed by that consolidation, or the entity into which FPL is merged, or the entity that acquires or leases FPL's property and assets, is an entity organized and existing under the laws of the United States, any state or the District of Columbia and that entity expressly assumes FPL's obligations on all Subordinated Indenture Securities and under the Subordinated Indenture,

    (2) immediately after giving effect to the transaction, no event of default under the Subordinated Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Subordinated Indenture exists, and

    (3) FPL delivers an officer's certificate and an opinion of counsel to the Subordinated Indenture Trustee, as provided in the Subordinated Indenture. (Subordinated Indenture, Section 1101).

         The Subordinated Indenture does not prevent or restrict:

    (1) any consolidation or merger after the consummation of which FPL would be the surviving or resulting entity;

    (2) any consolidation of FPL with any entity all of the outstanding voting securities of which are owned, directly or indirectly, by FPL, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets by any thereof to any other thereof;

    (3) any conveyance or other transfer, or lease, of any part of the properties or assets of FPL which does not constitute the entirety, or substantially the entirety, thereof; or

    (4) the approval by FPL of, or the consent by FPL to any consolidation or merger to which any direct or indirect subsidiary or affiliate of FPL may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any or all of its properties or assets. (Subordinated Indenture, Section 1103).

         EVENTS OF DEFAULT. Each of the following is an event of default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of any series:

    (1) failure to pay interest on the Subordinated Indenture Securities of that series within 30 days after it is due (provided, however, that a valid extension of the interest period by FPL will not constitute an event of default),

    (2) failure to pay principal or premium, if any, on the Subordinated Indenture Securities of that series when it is due,

    (3) failure to comply with any other covenant in the Subordinated Indenture, other than a covenant that does not relate to that series of Subordinated Indenture Securities, that continues for 90 days after FPL receive written notice of such failure to comply from the Subordinated Indenture Trustee, or FPL and the Subordinated Indenture Trustee receive written notice of such failure to comply from the registered owners of at least 33% in principal amount of the Subordinated Indenture Securities of that series,

    (4)  certain events of bankruptcy, insolvency or reorganization of FPL and

    (5) any other event of default specified with respect to the Subordinated Indenture Securities of that series. (Subordinated Indenture, Section
         801).

         In the case of the third event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Debentures of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if FPL has initiated and is diligently pursuing corrective action in good faith. (Subordinated Indenture, Section 801). An event of default with respect to the Subordinated Indenture Securities of a particular series will not necessarily constitute an event of default with respect to Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

         REMEDIES. If an event of default applicable to the Subordinated Indenture Securities of one or more series, but not applicable to all outstanding Subordinated Indenture Securities, exists, then either the Subordinated Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of the Subordinated Indenture Securities of each of the affected series may declare the principal of and accrued but unpaid interest on all the Subordinated Indenture Securities of that series to be due and payable immediately. (Subordinated Indenture, Section 802).

         If the event of default is applicable to all outstanding Subordinated Indenture Securities, then only the Subordinated Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of all outstanding Subordinated Indenture Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. (Subordinated Indenture, Section 802). However, the event of default giving rise to the declaration relating to any series of Subordinated Indenture Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

    (1) FPL deposits with the Subordinated Indenture Trustee a sum sufficient to pay:

         (a) all overdue interest on all Subordinated Indenture Securities of that series,

         (b) the principal of and any premium on any Subordinated Indenture Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

         (c)  interest on overdue interest for that series, and

         (d) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture, and

    (2) any other event of default with respect to the Subordinated Indenture Securities of that series has been cured or waived as provided in the Subordinated Indenture. (Subordinated Indenture, Section 802).

         Other than its obligations and duties in case of an event of default under the Subordinated Indenture, the Subordinated Indenture Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the registered owners of the Subordinated Indenture Securities, unless those registered owners offer reasonable indemnity to the Subordinated Indenture Trustee. (Subordinated Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Subordinated Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the Subordinated Indenture Securities of that series. However, if an event of default under the Subordinated Indenture relates to more than one series of Subordinated Indenture Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Subordinated Indenture Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Subordinated Indenture, and may not expose the Subordinated Indenture Trustee to personal liability in circumstances where its indemnity would not, in the Subordinated Indenture Trustee's sole discretion, be adequate. (Subordinated Indenture, Section 812).

         No registered owner of Subordinated Indenture Securities of any series will have any right to institute any proceeding under the Subordinated Indenture, or exercise any remedy under the Subordinated Indenture, unless:

    (1) that registered owner has previously given to the Subordinated Indenture Trustee written notice of a continuing event of default with respect to the Subordinated Indenture Securities of that series,

    (2) the registered owners of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture exists, considered as one class, have made written request to the Subordinated Indenture Trustee, and have offered reasonable indemnity to the Subordinated Indenture Trustee to institute that proceeding in its own name as trustee, and

    (3) the Subordinated Indenture Trustee has failed to institute any proceeding, and has not received from the registered owners of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture exists, considered as one class, a direction inconsistent with that request, within 60 days after that notice, request and offer. (Subordinated Indenture, Section
         807).

         However, these limitations do not apply to a suit instituted by a registered owner of a Subordinated Indenture Security for the enforcement of payment of the principal of or any premium, if any, or interest on that Subordinated Indenture Security on or after the applicable due date specified in that Subordinated Indenture Security. (Subordinated Indenture, Section 808).

         FPL is required to deliver to the Subordinated Indenture Trustee an annual statement as to its compliance with all conditions and covenants applicable to it under the Subordinated Indenture. (Subordinated Indenture, Section 606).

         ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES. If there is an event of default with respect to Junior Subordinated Debentures held by the Trust, then the holders of Preferred Trust Securities issued by the Trust will rely on the Property Trustee or the Subordinated Indenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property

Trustee's rights against FPL as a holder of the Junior Subordinated Debentures. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against FPL to the same extent, and upon the same conditions, as if the holder of Preferred Trust Securities held a principal amount of Junior Subordinated Debentures equal to the aggregate liquidation amount of its Preferred Trust Securities. (Subordinated Indenture, Section 610).

         Subject to their right to bring suit to enforce their right to payment, the holders of Preferred Trust Securities would not be able to institute any proceeding with respect to the Subordinated Indenture unless the Subordinated Indenture Trustee has failed to do so for 60 days after a request of the holders of at least a majority of the aggregate liquidation amount of outstanding Preferred Trust Securities. Upon such failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights of the Subordinated Indenture Trustee against FPL to the fullest extent permitted by law. (Subordinated Indenture, Sections 807, 808 and 812).

         MODIFICATION AND WAIVER. Without the consent of any registered owner of Subordinated Indenture Securities, FPL and the Subordinated Indenture Trustee may amend or supplement the Subordinated Indenture for any of the following purposes:

    (1) to provide for the assumption by any permitted successor to FPL of FPL's obligations with respect to the Subordinated Indenture and the Subordinated Indenture Securities in the case of a merger or consolidation or a conveyance, transfer or lease of its properties and assets substantially as an entirety,

    (2) to add covenants of FPL or to surrender any right or power conferred upon FPL by the Subordinated Indenture,

    (3)  to add any additional events of default,

    (4) to change, eliminate or add any provision of the Subordinated Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Subordinated Indenture Securities of any series or tranche, that change, elimination or addition will become effective with respect to that series or tranche only

         (a) when the required consent of the registered owners of Subordinated Indenture Securities of that series or tranche has been obtained, or

         (b) when no Subordinated Indenture Securities of that series or tranche remain outstanding under the Subordinated Indenture,

    (5) to provide collateral security for all but not a part of the Subordinated Indenture Securities,

    (6) to establish the form or terms of Subordinated Indenture Securities of any other series or tranche,

    (7) to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

    (8) to accept the appointment of a successor Subordinated Indenture Trustee or co-trustee with respect to the Subordinated Indenture Securities of one or more series and to change any of the provisions of the Subordinated Indenture as necessary to provide for the administration of the trusts under the Subordinated Indenture by more than one trustee,

    (9) to add procedures to permit the use of a non-certificated system of registration for the Subordinated Indenture Securities of all or any series or tranche,

    (10) to change any place where

         (a) the principal of and premium, if any, and interest on all or any series or tranche of Subordinated Indenture Securities are payable,

         (b) all or any series or tranche of Subordinated Indenture Securities may be transferred or exchanged, and

         (c) notices and demands to or upon FPL in respect of Subordinated Indenture Securities and the Subordinated Indenture may be served, or

    (11) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Subordinated Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Subordinated Indenture Securities of any series or tranche. (Subordinated Indenture, Section 1201).

         The registered owners of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding may waive compliance by FPL with certain restrictive provisions of the Subordinated Indenture. (Subordinated Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Subordinated Indenture Securities of any series may waive any past default under the Subordinated Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Subordinated Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Subordinated Indenture Security of that series affected. (Subordinated Indenture, Section 813). If the Trust holds Subordinated Indenture Securities of any series, the Trust may not waive compliance, or any default in compliance, by FPL with any covenant or term contained in, or any past default under, the Subordinated Indenture or the Subordinated Indenture Securities of such series, without the approval of at least a majority (or such greater percentage required by the Trust Agreement) in aggregate liquidation preference amount of the outstanding Preferred Trust Securities. (Subordinated Indenture, Sections 607 and 813).

         In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Subordinated Indenture in a way that requires changes to the Subordinated Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Subordinated Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. FPL and the Subordinated Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment. (Subordinated Indenture, Section
1201).

         Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding, considered as one class, is required for all other modifications to the Subordinated Indenture. However, if less than all of the series of Subordinated Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all directly affected series, considered as one class, is required. But, if FPL issues any series of Subordinated Indenture Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Subordinated Indenture Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

    (1) change the dates on which the principal of or interest (except as described above under "--Option to Extend Interest Payment Period") on a Subordinated Indenture Security is due without the consent of the registered owner of that Subordinated Indenture Security,

    (2) reduce any Subordinated Indenture Security's principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Subordinated Indenture Security,

    (3) reduce any premium payable upon the redemption of a Subordinated Indenture Security without the consent of the registered owner of that Subordinated Indenture Security,

    (4) change the currency (or other property) in which a Subordinated Indenture Security is payable without the consent of the registered owner of that Subordinated Indenture Security,

    (5) impair the right to sue to enforce payments on any Subordinated Indenture Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Subordinated Indenture Security,

    (6) reduce the percentage in principal amount of the outstanding Subordinated Indenture Securities of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Subordinated Indenture Security of that series or tranche,

    (7) reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Subordinated Indenture Security of that series or tranche, or

    (8) modify certain of the provisions of the Subordinated Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Subordinated Indenture Securities of any series or tranche, without the consent of the registered owner of each outstanding Subordinated Indenture Security affected by the modification.

         A supplemental indenture that changes or eliminates any provision of the Subordinated Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Subordinated Indenture Securities, or that modifies the rights of the registered owners of Subordinated Indenture Securities of that series or tranche with respect to that provision, will not affect the rights under the Subordinated Indenture of the registered owners of the Subordinated Indenture Securities of any other series or tranche. So long as any Preferred Trust Securities are outstanding, the Subordinated Indenture Trustee may not consent to any supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Trust Securities affected or, in the case of changes described in clauses (1) through (8) immediately above, 100% in aggregate liquidation preference of all such outstanding Preferred Trust Securities affected. (Subordinated Indenture, Section 1202).

         The Subordinated Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Subordinated Indenture Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Subordinated Indenture, or whether a quorum is present at the meeting of the registered owners of Subordinated Indenture Securities, Subordinated Indenture Securities owned by FPL or any other obligor upon the Subordinated Indenture Securities or any affiliate of FPL or of that other obligor (unless FPL, that affiliate or that obligor owns all Subordinated Indenture Securities outstanding under the Subordinated Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding. (Subordinated Indenture, Section
101).

         If FPL solicits any action under the Subordinated Indenture from registered owners of Subordinated Indenture Securities, FPL may, at its option, by signing a written request to the Subordinated Indenture Trustee, fix in advance a record date for determining the registered owners of Subordinated Indenture Securities entitled to take that action. However, FPL will not be obligated to do this. If FPL fixes such a record date, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Subordinated Indenture Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Subordinated Indenture Securities have authorized that action. For these purposes, the outstanding Subordinated Indenture Securities will be computed as of the record date. Any action of a registered owner of any Subordinated Indenture Security under the Subordinated Indenture will bind every future registered owner of that Subordinated Indenture Security, or any Subordinated Indenture Security replacing that Subordinated Indenture Security, with respect to anything that the Subordinated Indenture Trustee or FPL do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Subordinated Indenture Security. (Subordinated Indenture, Section 104).

         RESIGNATION AND REMOVAL OF SUBORDINATED INDENTURE TRUSTEE. The Subordinated Indenture Trustee may resign at any time with respect to any series of Subordinated Indenture Securities by giving written notice of its resignation to FPL. Also, the registered owners of a majority in principal amount of the outstanding Subordinated Indenture Securities of one or more series of Subordinated Indenture Securities may remove the Subordinated Indenture Trustee at any time with respect to the Subordinated Indenture Securities of that series, by delivering an instrument evidencing this action to the Subordinated Indenture Trustee and FPL. However, so long as any Preferred Trust Securities remain outstanding, the Trust cannot deliver an instrument evidencing this action without the consent of the holders of a majority in aggregate liquidation preference of Preferred Trust Securities outstanding. (Subordinated Indenture,
Section 910). The resignation or removal of the Subordinated Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

         Except with respect to a Subordinated Indenture Trustee appointed by the registered owners of Subordinated Indenture Securities, the Subordinated Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Subordinated Indenture if:

    (1) no event of default under the Subordinated Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Subordinated Indenture exists, and

    (2) FPL has delivered to the Subordinated Indenture Trustee resolutions of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Subordinated Indenture. (Subordinated Indenture, Section
         910).

         NOTICES. Notices to registered owners of Subordinated Indenture Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Subordinated Indenture Securities. (Subordinated Indenture, Section 106).

         TITLE. The person in whose name a Subordinated Indenture Security is registered may be treated as the absolute owner of that Subordinated Indenture Security, whether or not that Subordinated Indenture Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary. (Subordinated Indenture, Section 308).

         GOVERNING LAW. The Subordinated Indenture and the Subordinated Indenture Securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to New York's conflict of law principles, except to the extent that the law of any other jurisdiction is mandatorily applicable. (Subordinated Indenture, Section 112).

                       INFORMATION CONCERNING THE TRUSTEES

         In the regular course of business, FPL may obtain short-term funds from several banks, including Deutsche Bank Trust Company Americas.

         FPL and its affiliates, including FPL Group and FPL Group Capital Inc, also maintain various banking and trust relationships with The Bank of New York. In addition to acting as Subordinated Indenture Trustee, security registrar and paying agent under the Subordinated Indenture, The Bank of New York would act as
(i) Preferred Trust Securities Guarantee Trustee under the Preferred Trust Securities Guarantee Agreement described under "Description of the Preferred Trust Securities Guarantee" above and (ii) Property Trustee under the Trust Agreement. The Bank of New York (Delaware) acts as the Delaware Trustee under the Trust Agreement.

                              PLAN OF DISTRIBUTION

         FPL and the Trust may sell the securities offered pursuant to this prospectus ("Offered Securities"):

    (1)  through underwriters or dealers,

    (2)  through agents, or

    (3)  directly to one or more purchasers.

         THROUGH UNDERWRITERS OR DEALERS. If FPL and/or the Trust uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL and/or the Trust uses a dealer in the sale, FPL and/or the Trust will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

         Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         THROUGH AGENTS. FPL and/or the Trust may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

         DIRECTLY. FPL and/or the Trust may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

         GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL and/or the Trust from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

         FPL and/or the Trust may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL and/or the Trust at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

         The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the "remarketing firms," acting as principals for their own accounts or as our agent or the applicable trust's agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with FPL and/or the Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

         FPL and/or the Trust may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by FPL and/or the Trust or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from FPL and/or the Trust in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

         FPL and/or the Trust may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus from FPL's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which expresses an unqualified opinion and includes an explanatory paragraph relating to FPL's changes in 2003 in its methods of accounting for special purpose entities and for asset retirement obligations), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

         Steel Hector & Davis LLP, Miami, Florida, and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL, will pass upon the legality of the Offered Securities for FPL and the Trust. Hunton & Williams LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriter, dealer or agent. Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Morris, James, Hitchens & Williams LLP, special Delaware counsel to FPL and the Trust. Thelen Reid & Priest LLP and Hunton & Williams LLP may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP, and on the opinion of Morris, James, Hitchens & Williams LLP, as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities. Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP, and on the opinion of Morris, James, Hitchens & Williams LLP, as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities.

                     --------------------------------------


         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. NEITHER FPL NOR THE TRUST HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. NEITHER FPL NOR THE TRUST IS MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS OR THAT THE INFORMATION INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE.

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                          FLORIDA POWER & LIGHT COMPANY
                              FIRST MORTGAGE BONDS,
                 $400,000,000  5.65% SERIES DUE FEBRUARY 1, 2037

                                   [FPL LOGO]



                                   -----------


                              PROSPECTUS SUPPLEMENT

                                JANUARY 11, 2006


                                   -----------

                           Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                   LEHMAN BROTHERS

                                   Co-Managers

CALYON SECURITIES (USA)
                 LASALLE CAPITAL MARKETS
                                      LAZARD CAPITAL MARKETS
                                                   RBS GREENWICH CAPITAL
                                                                  SCOTIA CAPITAL

BBVA SECURITIES INC.
                 FORTIS SECURITIES LLC
                                      HSBC
                                           HVB CAPITAL MARKETS, INC.
                                                      SUNTRUST ROBINSON HUMPHREY


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